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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ___________________

                                 SCHEDULE 14D-9


                      SOLICITATION/RECOMMENDATION STATEMENT
                                      Under
             SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                              ____________________

                                   CELANESE AG
                            (Name of Subject Company)

                              CELANESE CORPORATION
              (Translation of Subject Company's name into English)

                                   CELANESE AG
                        (Name of Person Filing Statement)

                          Ordinary Shares, No Par Value
                         (Title of Class of Securities)

                                    D1497A101
                      (CUSIP Number of Class of Securities)

                              Julie K. Chapin, Esq.
                          Vice President and Secretary
                          Celanese Americas Corporation
                                86 Morris Avenue
                                Summit, NJ 07901
                                 (908) 522-7500
                  (Name, address and telephone number of person
                        authorized to receive notices and
                  communications on behalf of the person filing
                                   statement)

                                    Copy to:
                               W. Jeffrey Lawrence
                             Shearman & Sterling LLP
                              599 Lexington Avenue
                            New York, New York 10022
                                 (212) 848-4000

[X]     Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

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                                  Exhibit Index

Exhibit
No.            Description
-------        -----------
99.1           Ad Hoc Announcement issued by Celanese AG, dated December 16,
               2003
99.2           Press Information Release issued by Celanese AG, dated December
               16, 2003
99.3           Investor Information Release issued by Celanese AG, dated
               December 16, 2003
99.4           Text of Speech given by Claudio Sonder at press conference held on December 16, 2003
99.5           Slides presented at press conference held on December 16, 2003
99.6           Master Q&A List
99.7           Letter to employees, dated December 16, 2003



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